Fred Festa Chairman and Chief Executive Officer W. R. Grace & Co.-Conn. 7500 Grace Drive Columbia, MD 21044
December 3, 2014
(Commuting language under Relocation section updated December 15, 2014. — LMM)
Elizabeth C. Brown

Dear Liz,
This letter agreement specifies the terms of your employment with W.R. Grace & Co. (the "Company"), which were presented and approved by the Board of Directors (the "Board") of the Company and/or the Compensation Committee of the Board, as applicable, on December 1, 2014. I am very pleased that you have agreed to join the Company and believe that you will make a valuable contribution to the Company's future.
If you agree with the terms of this letter agreement, please sign where indicated below and return one fully executed copy to me. An additional copy is also enclosed for your records.
Position and Responsibilities
Effective upon joining the Company (estimated to be in the January or February, 2015 timeframe, as agreed by you and me), you will commence employment with the Company in the position of "Corporate Vice President and Chief Human Resources Officer" of the Company (and of its subsidiary, W.R. Grace & Co. — Conn.).
Upon commencement of your employment, your election by the Board, as a corporate officer of the Company, will be effective, and you will be regarded as an "executive officer" of the Company. (As all other Company employees, you will actually be employed by W.R. Grace & Co. — Conn., a 100% owned subsidiary of the Company, but will be elected an officer of both W.R. Grace & Co. and W.R. Grace & Co.
Conn.).
As Corporate Vice President & Chief Human Resources Officer, you will be an employee of the Company "at will" with no definite term of employment, and you will be subject to the same requirements as other salaried employees of the Company, except as provided under this letter agreement.
You will be head of, and responsible for, the Company's world-wide human resources function, as assigned by me. You will report directly to me, in my capacity as Chairman and Chief Executive Officer, of the Company. Your office will be located at the Company headquarters in Columbia, Maryland.

Upon your commencement of employment with the Company, the following will apply to you:
Compensation

1.
Your initial annual base salary as Corporate Vice President & Chief Human Resources Officer will be $375,000. Thereafter, your base salary will be subject to periodic reviews on the same basis and at the same intervals as are applicable to other officers of the Company.

2.
Your salary will cease to accrue immediately upon your termination of employment with the Company, regardless of the reason for such termination. (Note, however, the provisions below under "Severance Pay Arrangement").

You will participate in the Company's Annual Incentive Compensation Program (the "AICP") for 2015. For that calendar year, your targeted award under the Program will be 70% of your base salary earnings during 2015, based on the applicable financial performance of the Company and your personal achievement during that year, subject to the terms of the following paragraphs. The cash payment you actually receive under the Program for 2015 (your "2015 AICP Payment") will be paid to you in the March 2016 at the same time other Program participants receive their payments for 2015, subject to the paragraphs below.
It is anticipated that, under the Program, there will be two financial performance targets that affect the calculation of the 2015 AICP payments for all Program participants, including you. First, in order for any such payment to be made to any participant, the Company must achieve a specific "earnings before income tax" target for 2015 (the "EBIT Target"). Second, if the EBIT Target is achieved, then the amount available to be distributed to participants as 2015 AICP payments will be determined by the degree that certain cash flow targets for 2015 are achieved. (You will receive further information concerning these targets in a separate letter.)
The amount of your 2015 AICP Payment will not be pro-rated to reflect the portion of the 2015 calendar year during which you are employed by the Company.
The other terms governing your 2015 AICP Payment will be the same as the terms governing the
2015 AICP payments to other Program participants. In accordance with those terms (and notwithstanding any other provision of this letter agreement), you will only receive a 2015 AICP Payment if you are employed by the Company on the date in March 2016 when the 2015 AICP payments are made to Program participants. You will not be entitled to that Payment if you terminate your employment with the Company, or are terminated by the Company, prior to that March 2016 payment date.
Please note that with respect to future AICP awards, the Program design and incentive targets are reviewed and adjusted from time to time, as appropriate, based on Company goals and competitive practice. These and the other provisions of the Program will apply to you in the same manner as applicable to other Program participants. I anticipate, however, that your targeted award under future AICP Programs will be no less than 70% of your annual base earnings during the applicable calendar year, pending of course any redesign of the Program in the future by the Board or its Compensation Committee.

3.
You will be eligible for a targeted award under the Company's Long-Term Incentive Plan (the "LTIP") for the 2014-2016 performance period. Under that LTIP, 50 percent of the total targeted award will be in the form of "performance based units" ("PBUs"), which will be settled in cash (or stock, if appropriate), in early 2017, based on the performance of the Company's common stock and "EBIT" during the 3-year 2014-2016 performance period ending December 31, 2016; and 50 percent will be in the form of a stock option grant.

Your targeted award value under the 2014-2016 LTIP will be at $450,000; awarded as PBUs valued at $225,000; and a stock option grant valued at $225,000. (This LTIP award will be prorated to reflect the portion of the performance period during which you are employed by the Company.)
In order to determine the number of stock options awarded to you, the Company's standard "Black-Scholes" formula will be applied. The "strike price" of the options awarded to you will be the market price of a share of Company common stock on the date you commence employment, as specified in the applicable Stock Incentive Plan.
Also, please note that the stock options awarded to you will vest in 2 equal installments, each on the anniversary of the date you commence employment with the Company.
The terms governing your award under this LTIP will be the same as the terms governing the awards to the other participants under the LTIP, including the vesting schedule for the stock options (as described above) and the requirement of active employment with the Company on the date that the PBUs are settled in order to receive cash (or Company stock, if appropriate) related thereto.
You will receive further information regarding the terms of the 2014-2016 LTIP in a separate memo.
You will, of course, also be considered for an appropriate LTIP award for the 2015-2017 performance period (an award no less than $450,000), at the same time that other potential participants are considered for LTIP awards for that performance period.

4.
Consistent with your election as an officer of the Company, the Board has authorized the Company to enter into a written Executive Severance Agreement, or a so-called "golden parachute", with you. In general, the terms of that agreement will provide for a severance payment of 3.0 times the sum of your annual base salary plus your targeted annual incentive compensation award (adjusted in accordance with the terms of that agreement), and certain other benefits, in the event your employment terminates under certain conditions following a change-in-control of the Company. The form and provisions of your Executive Severance Agreement will be the same as applicable to other elected officers of the Company. Please refer to the Executive Severance Agreement itself for definition of "change in control", "employment termination" and other particulars of this arrangement.

A copy of your Executive Severance Agreement is enclosed.
Severance Pay Arrangement
If you are involuntarily terminated by the Company under circumstances in which you would qualify for severance pay under the terms of the Grace Severance Pay Plan for Salaried Employees (the "Grace Severance Plan"), then you will be entitled to a severance payment of 1.5 times a dollar amount equal to your annual base salary at the time your employment is terminated. This severance pay arrangement shall be governed by the terms of the Grace Severance Plan, except of course for the calculation of the amount of severance pay. Under that Plan, the total severance payment would be made to you in installments, at the same time and in the same manner as salary continuation payments, over a period of 18 months beginning as of the date you are terminated. However, at your option, under the current terms of the Grace Severance Plan, the entire severance payment may be paid to you in a single lump sum as soon as practical after your termination, subject to the "409A Provisions" described below.
You will not, in any event, however, be entitled to the severance payment described above if, at the time your employment terminates, your employment terminates as a result of your death, or you are entitled to payments under your Executive Severance Agreement described above, or to disability income payments under the Grace "LTD Plan" and/or "ESP Plan" mentioned below. Also, if you received the severance payment described above in this letter, you will not be entitled to any other severance pay from the Company.
409A Provisions. Notwithstanding any other provision of this letter agreement to the contrary, if you become entitled to severance pay under this agreement, at a time that the Company determines that you are a

"specified employee", within the meaning of section 409A(a)(2)(B) of the Internal Revenue Code (the "Code"), you will not be paid any of that pay prior to a date that is 6 months after your "separation from service" (within the meaning of section 409A(a)(2)(A)(i)) from the Company or your date of death if sooner; provided, however, if your employment is terminated involuntarily and you become entitled to such severance pay, then you may receive, prior to that date, an amount of severance pay under this agreement (when added to the severance benefits you receive under any other plan or program of the Company, which is deemed to be a "nonqualified deferred compensation plan" (as defined by section 409A(d)(1) of the Code), that does not exceed an amount that is 2-times the compensation limited under section 401(a)(17) at the time of your termination, or 2-times your annual compensation at that time, if lesser. It is quite likely that you would be a "specified employee" if and when you become entitled to severance pay hereunder. Liz, please note that the provisions under this paragraph do not grant you any additional benefits, but instead these provisions are solely intended to help assure that your severance benefits described above will be paid in a manner that does not violate the provisions of Code section 409A.
Finally, please note that all payments and benefits under this letter agreement (as well as under the other agreements, programs, policies and plans of the Company) are intended to be exempt from Code section 409A or, with respect to any such payments and benefits that are not so exempt, to be in compliance with that Code section; and the provisions of this letter agreement (and those other agreements, programs, policies and plans) shall be interpreted and administered in that manner.
Executive Physical
You will also be eligible for an annual "executive physical" performed at Johns Hopkins Hospital in Baltimore, at Company expense. The terms of the physical will be the same as applicable to other elected officers of the Company based in Maryland.
Other Benefit Programs
As an officer of the Company, you will also be eligible to participate in the following benefits plans and programs (subject to the continuation and the actual provisions of the plans and programs, as amended from time to time):

•	The W. R. Grace & Co. Retirement Plan for Salaried Employees ("Grace Salaried Retirement Plan")

•	The W. R. Grace & Co. Supplemental Executive Retirement Plan

•	The W. R. Grace & Co. Salaried Employee Savings & Investment Plan

•	The W. R. Grace & Co. Savings & Investment Plan Replacement Payment Program

•	The W. R. Grace & Co. Long-Term Disability income Plan ("LTD Plan")

•	Executive Salary Protection Plan ("ESP Plan")

•	The W. R. Grace & Co. Voluntary Group Accident Insurance Plan

•	The W. R. Grace & Co. Business Travel Accident Insurance Plan

•	The W. R. Grace & Co. Group Term Life Insurance Program

•	Personal Excess Liability Insurance (with a current limit of $6 million)

•	The W. R. Grace & Co. Group Medical Plan

•	The W. R. Grace & Co. Dental Plan
In addition, during your employment with the Company, you shall also be entitled to participate in all other employee/executive perquisites, pension and welfare benefits plans and programs made available to the Company's executives or it its employees generally, as such plans or programs may be in effect, and amended, from time to time.
Vacation
As an officer of the Company, you will be entitled to four weeks paid vacation per full calendar year.
Indemnification

The Company shall, to the extent permitted by applicable law, indemnify you and hold you harmless from and against any and all losses and liabilities you may incur as a result of your performance of your duties as an officer or employee of the Company. In addition, the Company shall indemnify and hold you harmless against any and all losses and liabilities that you may incur, directly or indirectly, as a result of any third party claims brought against you (other than by any taxing authority) with respect to the Company's performance of (or failure to perform) any commitment made to you under this agreement. The Company shall obtain such policy or policies of insurance as it reasonably may deem appropriate to effect this indemnification.
Confidentiality and Non-Compete Agreements
As a condition of employment, you will be required to sign the Company's standard employment agreement (the "Standard Agreement", a copy of which is enclosed), which includes agreements regarding the confidentiality of Company information and non-competition, and similar provisions. To the extent that the terms of the Standard Agreement differ from the terms of this letter agreement, the terms of this letter agreement (and not the Standard Agreement) shall control your employment relationship with the Company. In addition, the provisions of item 5 of the Standard Agreement are not applicable to the terms of this letter agreement, in that the Standard Agreement does not supersede any terms of this agreement.
Relocation
This position will be based in Columbia, Maryland, therefore, you will be eligible for the domestic relocation benefits under the North American Relocation Policy. It is agreed that you will be commuting from Pennsylvania through June 30, 2015. In lieu of the six months of temporary relocation housing, W.R. Grace will reimburse (or, alternatively, you may expense) all reasonable commuting expenses, including train, hotel, and parking. Grace will gross up any applicable taxes related to commuting expenses or reimbursements. I have enclosed a copy of the relocation handbook for your reference. Should you have questions about your relocation, I can arrange a Company representative to contact you to address your questions.
Pre-employment
Prior to joining Grace, you will be required to undergo a drug screening test and physical examination. Please contact Charlotte Clive, R.N. in our Medical Department at (410) 531-4506 to schedule an appointment locally in your area. This offer of employment is contingent upon successfully completing the drug screening test, physical examination, background check, and your providing documentation establishing your eligibility to work in the United States.
Miscellaneous
You and the Company acknowledge this letter agreement, and the other written agreements referred to herein, contain the entire understanding of the parties concerning the subject matter hereof. You and the Company acknowledge that this agreement supersedes any prior agreement between you and the Company concerning the subject matter hereof. Except as expressly otherwise provided herein, this agreement shall not adversely affect your rights to participate in, or receive any benefit under, any incentive, severance or other benefits plan or program in which you may from time to time participate.
If any provision of this agreement is held invalid or unenforceable in whole or in part, such provision, to the extent it is invalid or unenforceable, shall be revised to the extent necessary to make the provision, or part hereof, valid and enforceable, consistent with the intentions of the parties hereto. Any provision of this agreement that is held invalid or unenforceable, in whole or in part, shall not affect the validity and enforceability of the other provisions of this agreement which shall remain in full force and effect.
This letter agreement may be amended, superseded or canceled only by a written instrument specifically stating that it amends, supersedes or cancels this letter, executed by you and the Company.
Liz, again, I am very excited about your decision to join Grace and look forward to a productive and rewarding relationship.

Sincerely,
/s/ A. E. Festa
Fred E. Festa
Chairman & Chief Executive Officer W.R. Grace & Co.
Enclosures
AGREED AND ACCEPTED:

/s/ Elizabeth C. Brown
Date: 16 December 2014